SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM 8-K



                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): March 28, 2001

                 HAHN AUTOMOTIVE WAREHOUSE, INC.
     (Exact name of registrant as specified in its charter)

   NEW YORK           0-20984               16-0467030
(State or other  (Commission File Number)  (IRS Employer
jurisdiction of                              Number)
 incorporation)


         415 W. Main Street, Rochester, New York  14608
       (Address of principal executive offices)(Zip Code)



Registrant's telephone number, including area code: (716)235-1595


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Item 5.


     The Registrant deems, of importance to its stockholders, the press release set forth in Exhibit 99.1 attached hereto. The Company was advised today that its common stock will continue to be listed on the NASDAQ SmallCap Market (under the symbol HAHNC) under an exception from the minimum bid price requirement as a result of a decision reached by a NASDAQ hearing panel. The Company was granted a temporary exception from this standard subject to the Company meeting certain conditions, as discussed in the attached press release.


                           SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              HAHN AUTOMOTIVE WAREHOUSE, INC.

                                        (Registrant)


Dated:  April 2, 2001            By s// Eli N. Futerman
                              Title:    President and Chief
                                        Executive Officer



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                         Exhibit Index



     99.1   Press Release dated April 2, 2001





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Exhibit 99.1

NEWS BULLETIN

RE: HAHN AUTOMOTIVE WAREHOUSE, INC.
415 West Main Street
Rochester, NY 14608

For Further Information:
AT THE COMPANY
Daniel R. McDonald, Esq., Vice President-General Counsel
Donald T. Hiller, Manager, Investor Relations
(716) 235-1595

FOR IMMEDIATE RELEASE
April 2, 2001

                 HAHN AUTOMOTIVE WAREHOUSE, INC.
                GRANTED TEMPORARY EXCEPTION FROM
                   NASDAQ LISTING REQUIREMENTS

Rochester, New York, April 2, 2001 - Hahn Automotive Warehouse, Inc. (NASDAQ SmallCap: HAHN) announced today that its common stock will continue to be listed on The NASDAQ SmallCap Market under an exception from the minimum bid price requirement as the result of a decision reached by a NASDAQ hearing panel.

While the Company failed to meet this requirement as of November 7, 2000, the Company was granted a temporary exception from this
standard subject to the Company meeting certain conditions.   The
exception will expire on May 14, 2001. In the event the Company is deemed to have met the terms of this exception, it shall
continue  to  be  listed on The NASDAQ SmallCap  Market.   In  an
effort to regain compliance, the Company plans to present for shareholder consideration at its May 9, 2001 annual meeting of
shareholders, a proposed one for three reverse stock split.   The
Company believes that it can meet these conditions, however, there can be no assurance that it will do so. If at some future date the Company's securities should cease to be listed on The NASDAQ SmallCap Market, they may continue to be listed in the OTC-Bulletin Board. For the duration of the exception, the Company's NASDAQ symbol will be "HAHNC."

The Company previously announced that it has entered into a non-binding letter of intent to go private through a merger with a buy-out group led by Eli N. Futerman and Daniel J. Chessin, President and Chief Executive Officer and Executive Vice President of the Company, respectively. Before presenting the buy-out proposal to shareholders, the Special Committee and the Board must reach a definitive merger agreement with the buy-out group. Should the Special Committee reach a definitive merger agreement with the buy-out group, the Company may seek to present the buy-out proposal for consideration at the 2001 annual meeting of shareholders. In such event, the Company will most likely be required to reschedule its annual meeting. However, the Company would need to request and be granted an additional extension of time from the NASDAQ hearing panel to regain compliance with NASDAQ listing requirements in order to present any buyout proposal at the annual meeting.


(Continued)

Hahn's Board has emphasized that no assurance can be given that a buy-out of the Company will occur or as to the time or terms of any such transaction. The Company has further emphasized that there is no assurance that the NASDAQ hearing panel would further extend the time in which the Company may regain compliance with NASDAQ listing requirements, if requested to do so.

Hahn Automotive Warehouse, Inc. is a distributor of automotive aftermarket parts through its seven direct Professional
Automotive Warehouse Distribution Centers to the professional installer, 13 strategically located distribution centers to 78 Advantage Auto Stores, and approximately 1,100 independent jobbers, in the Midwest and along the Eastern Seaboard.

     Safe Harbor Statements Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding a possible future transaction, a reverse stock split, or compliance with NASDAQ listing requirements. Investors are cautioned that forward-looking statements are inherently uncertain. Actual results and timing of certain events may differ materially from the future results, timing, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include those risks and uncertainties identified in Hahn Automotive Warehouse, Inc.'s (the Company) Annual Report on Form 10-K, dated December 19, 2000, which has been filed with the United States Securities and Exchange Commission, and risks that an agreement may not be reached on the proposed buyout transaction, that shareholder approval may not be obtained for the buyout proposal or reverse stock split, that the NASDAQ hearing panel does not grant the Company an additional extension of time to comply with NASDAQ listing requirements, that the Company is not successful in regaining compliance with NASDAQ listing requirements or that the Company does not satisfy all NASDAQ listing requirements on a continuing basis. The Company assumes no duty to update information contained in this press release at any time.


            HAHN     HAHN     HAHN     HAHN     HAHN


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